Exhibit 99.1

RockTenn Files Counterclaim in Pending Smurfit-Stone Shareholder Litigation

NORCROSS, Ga.--(BUSINESS WIRE)--July 7, 2011--RockTenn (NYSE: RKT) today announced that it filed a counterclaim in the pending Smurfit-Stone shareholder class action lawsuit.

As previously disclosed, there is a class action lawsuit against Rock-Tenn Company, RockTenn CP, LLC (a wholly owned subsidiary of RockTenn that is the successor to Smurfit-Stone Container Corporation), and former directors of Smurfit-Stone pending in the Delaware Court of Chancery (the “Court”), challenging the recently completed acquisition by RockTenn of Smurfit-Stone. The lawsuit includes claims that the proxy statement provided to Smurfit-Stone shareholders in connection with the transaction contained misleading or inadequate disclosures regarding the merger. Plaintiffs sought damages and a preliminary injunction to enjoin the shareholder vote to approve and adopt the merger agreement. On May 20, 2011, the Court denied the plaintiffs’ motion for preliminary injunction. On May 27, 2011, Smurfit-Stone’s shareholders voted to approve the transaction, and the merger was consummated later that day.

In the counterclaim filed today, RockTenn notified the Court of an error in the proxy statement provided to Smurfit-Stone shareholders in connection with the transaction. The error was the attachment and summary of an outdated version of the Delaware appraisal statute, rather than the current version. RockTenn requested that the Court order that plaintiffs are not entitled to any damages or the imposition of any other remedy with respect to this error.

About RockTenn

RockTenn (NYSE:RKT) is one of North America's leading integrated manufacturers of corrugated and consumer packaging and recycling solutions, with annualized net sales of approximately $10 billion. RockTenn's 26,000 employees are committed to exceeding their customers' expectations - every time. The Company operates locations in the United States, Canada, Mexico, Chile, Argentina and China. For more information, visit www.rocktenn.com.

CONTACT:
RockTenn
John Stakel, 678-291-7900
VP-Treasurer